                                                                      Exhibit 99

( BW)(NJ-OPINION-RESEARCH)(OPI) Opinion Research Corporation Completes Acquisition of Macro International

     Business Editors

     PRINCETON, N.J.--(BUSINESS WIRE)--May 27, 1999--Opinion Research Corporation (AMEX: OPI) reported today that it has completed its previously announced acquisition of Macro International Inc., a research, consulting and technology company based in the Washington, D.C. area.
     The total cost of the acquisition, including the assumption of pre-existing debt, was approximately $28 million plus certain future payments contingent upon performance of the acquired business. Macro's EBITDA (earnings before interest, taxes, depreciation and amortization) is approximately $5 million out of revenues of $62 million. The acquisition is effective as of April 30, 1999.
     John F. Short, Chairman and Chief Executive Officer of Opinion Research Corporation, said, "We are very pleased to have Macro International join our team. From virtually every perspective: management, skills, employees and clients, this is as synergistic a matching of talents and capabilities as could be envisioned."
     Added Frank Quirk, Chairman and CEO of Macro International, "This is an exciting time for our management and employees. We are extremely confident that the depth and breadth of resources we have gained by joining Opinion Research Corporation will enable us to better serve our clients."
     "On a pro forma basis," Mr. Short continued, "we will have combined global annual revenues in excess of $135 million ranking us one of the largest market research organizations in the world."
     Opinion Research Corporation, founded in 1938, is a global market research and model-based teleservices firm, with offices in the United States, Europe, Asia, Africa and Latin America.
     This release contains forward-looking information which may vary materially from actual results. Factors that could cause results to differ are set forth in Opinion Research Corporation's most recent 10-K.

     --30--jh/ny*     csm

     CONTACT:  Douglas L. Cox
               Executive Vice President & CFO
               908/281-3474
               www.opinionresearch.com